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                                                                       Exhibit 5

                                                    October 24, 2003

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Re:  Opinion of Counsel

     This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-104526) filed with the Securities and Exchange Commission (the "Commission") on April 14, 2003 and declared effective by the Commission on April 28, 2003 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to $2,500,000,000 aggregate principal amount of the Company's LIBOR Floating Rate Notes due 2005 (the "Notes"). The Notes will be issued pursuant to the Senior Note Indenture, dated as of January 1, 2003, between the Company and The Bank of New York, as trustee, (the "Indenture").

     As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents and assuming due authentication in accordance with the Indenture, that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits provided by the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

     My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

     I hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the reference to myself under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                 Very truly yours,


                                                 /s/ Robert E. Healing
                                                 -------------------------
                                                 Robert E. Healing